BJ’s Wholesale Club News.

Exhibit 99.1

BJ’s	Wholesale Club, Inc One Mercer Road P.O. Box 9601 Natick, MA 01760

FOR IMMEDIATE RELEASE:                                                                                       Contact: Cathy Maloney

                                                                                                                                                       Vice President, Investor Relations

                                                                                                                                                       (508) 651-6650

                                                                                                                                                       cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS APRIL SALES;

COMPANY CONFIRMS EARNINGS GUIDANCE FOR FIRST QUARTER

May 8, 2003, Natick, MA — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for April 2003 increased by 14.4% to $457.3 million from $399.7 million in April 2002. Comparable club sales increased by 4.8% for the month of April. Total sales for the first quarter of 2003 were $1.44 billion, an increase of 15.7% from $1.25 billion for the same period last year. Comparable club sales rose 5.7% for the first quarter. Sales of gasoline contributed approximately 4.6% to comparable club sales increases in the month of April 2003 and contributed approximately 4.7% to comparable club sales increases for the first quarter of 2003.

Commenting on the results, BJ’s president and chief executive officer, Mike Wedge said, “Sales for the month of April reflect continued strength in gasoline as well as a number of food and consumables categories. Weaker sales in certain general merchandise categories such as air conditioners, apparel, lawn & garden and patio sets were due primarily to cool and wet weather during the month. On a comparable club basis, food sales increased by approximately 2.5% and general merchandise sales decreased by approximately 3.5%.”

Sales Results for April

($ in thousands)

Four Weeks Ended		% Change
May 3, 2003	May 4, 2002	Net Sales	Comp. Sales

$ 457,292	$ 399,724	14.4%	4.8%
Thirteen Weeks Ended		% Change
May 3, 2003	May 4, 2002	Net Sales	Comp. Sales

$ 1,441,654	$ 1,246,369	15.7%	5.7%

The Company provided the following additional information regarding April sales:

Comparable club sales for the month of April increased in all major markets with the exception of Metro New York, where the Company experienced new competition as well as cannibalization from BJ’s clubs opened within the last 12 months. The Southeast region had the highest comparable club sales increases. Comparable club sales increased during weeks one, two and four and decreased during week three.

On a comparable club basis, excluding sales of gasoline, the average transaction amount for the month of April decreased by approximately 2%. Traffic increased by approximately 2%.

-More-

Categories with the strongest sales increases included beer, wine & liquor, candy, fresh bakery, health & beauty aids, tires and toys. Weaker categories included apparel, computers, major and small appliances, cigarettes, summer seasonal and TVs.

Earnings Guidance for the First Quarter of 2003

The Company is providing earnings guidance for the first quarter ended May 3, 2003 of $.15 to $.17 per diluted share before the cumulative effect of accounting changes related to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” (SFAS No.143). A charge of $.02 per diluted share for the cumulative effect of accounting changes will be recorded in the first quarter. During its year-end conference call on March 4, 2003, the Company provided first quarter earnings guidance of $.14 to $.18 per diluted share before the cumulative effect of accounting changes related to the adoption of SFAS No.143. For the full year, there will be an ongoing SFAS No.143-related charge of approximately $.01 cent per diluted share. The Company’s earnings guidance of $1.25 to $1.35 per diluted share for the full year does not reflect the $.02 cents per diluted share charge for the cumulative effect of accounting changes described above, but does reflect the ongoing charge of $.01 cent per diluted share.

First Quarter Results/Conference Call

BJ’s plans to announce financial results for the first quarter ended May 3, 2003 on May 20, 2003 at approximately 7 a.m. Eastern Time. At 8:30 a.m. Eastern Time, also on May 20, 2003, BJ’s management will hold a conference call to discuss the first quarter financial results and the outlook for 2003. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfn to hear the call live, or to listen to an archive of the call, which will be available for approximately one quarter following the call.

Statements contained in this press release about future earnings, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of customer demand, economic and weather conditions and state and local regulation in the Company’s markets; competitive conditions; and the Company’s success in settling House2Home lease obligations under the Company’s indemnification agreement with The TJX Companies, Inc. and lease obligations for the clubs which the Company closed in November 2002. Each of these factors and other factors are discussed in more detail in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended February 1, 2003. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 143 clubs and 71 gas stations compared with 134 clubs and 57 gas stations one year ago. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

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